NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

John E. Baker to Retire as Chief Financial Officer of Stratus and
Erin D. Pickens Appointed as Senior Vice President

Austin, Texas, April 30, 2009 – Stratus Properties Inc. (NASDAQ: STRS) announced today that John E. Baker will retire as Chief Financial Officer after over 17 years of service with the Company.  Mr. Baker’s retirement is anticipated to occur in June 2009, although the precise date has not yet been determined.  Following his retirement, Mr. Baker will continue providing services to the Company for a transition period.

Stratus also announced that Erin D. Pickens will become Senior Vice President in May 2009 and will assume the duties of Chief Financial Officer upon the retirement of Mr. Baker.  Ms. Pickens joins Stratus with over 20 years of accounting experience with real estate companies.  Most recently, Ms. Pickens was Executive Vice President and Chief Financial Officer of Tarragon Corporation.

“John has been an integral part of the Company’s management from its inception.  He has provided 17 years of dedicated service to our Company from which we have benefited immensely.  We will miss John and his contributions and wish him the best in retirement.  We are fortunate to have Erin join our Company and look forward to working with her,” said Beau Armstrong, Chairman and CEO of Stratus.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

A copy of this press release and additional information about Stratus are available on the Company’s website at http://www.stratusproperties.com.